PRESS RELEASE

For more information:

Contact	Dan A. Regalado, Chief Financial & Operating Officer, Super Vision International 407/857-9900 ext. 287 Email: dregalado@svision.com

FOR IMMEDIATE RELEASE:

SUPER VISION ANNOUNCES SECOND CONSECUTIVE QUARTER OF PROFITABILITY

ORLANDO, Fla., October 31, 2003—Super Vision International, Inc. (NASDAQ Small Cap: SUPVA, Class A Common), a world leader in the design and manufacture of LED and fiber optic lighting products, signs and displays for applications in the signage, swimming pool, architectural and retail industries today announced financial results for the quarter ended September 30, 2003.

Net income for the quarter was $206,400 or $0.08 per share, compared to a net loss of $300,000 or ($0.12) per share in the third quarter of 2002. The company was profitable for the second consecutive quarter this year despite a slight decline in revenues from $3.00 million in the third quarter of 2002 to $2.93 million in the same quarter of 2003. Net loss for the nine months ended September 30, 2003 was $120,000 or ($0.05) per share compared to a net loss of $696,300 or ($0.27) per share in the same period last year.

Gross margin for the third quarter of 2003 rose to 49% from 39% in the same quarter a year ago. Year-to-date gross margin improved to 43% from 39% for the nine months ended September 30, 2002. Gross margin for the third quarter improved by 2% to 49% from 47% in the second quarter of this year.

Selling, general and administrative (SG&A) expenses for the quarter were $1.1 million compared to $1.3 million in the third quarter of 2002, or a decrease of approximately 17%. For the nine months ended September 30, 2003, SG&A expenses decreased to $3.1 million from $3.8 million for the same period in 2002, or a 16% decrease. Overall improvement in SG&A was mainly due to reductions in professional fees and payroll expenses as a result of cost cutting initiatives implemented by the company in the latter part of the 1st quarter of this year.

Research and development (R&D) expenses for the quarter decreased 29% to $88,400 from $125,300 in the third quarter of 2002. For the nine months ended September 30, 2003, R&D expenses decreased 15% from $357,200 in 2002 to $304,700 in 2003. The reduction in R&D was mainly due to more focused product development initiatives in 2003 as compared to 2002.

Dan Regalado, Chief Financial & Operating Officer of Super Vision International commented, “Despite the lower R&D expenses this year, more new products were developed and launched in the market this year as compared to last year. We expect these new products to capture new market opportunities for both our fiber optic and LED lighting systems and set new standards in the industry.” concluded Dan Regalado.

Brett Kingstone, President and CEO of Super Vision International stated, “We are proud of our sustained profitability and expect continuing improvement over time. Our focus now will be on increasing revenue across the board through more focused sales efforts, new product introductions and new market opportunities both domestic and international.”

The company had cash and investments of $2.1 million at September 30, 2003 and a current ratio of 4.8 to 1 compared to cash and investments of $1.6 million and a current ratio of 4.6 to 1 at June 30, 2003.

Super Vision’s products are used in the architectural, lighting, landscape, sign and swimming pool industries. Super Vision’s SideGlow® cable is manufactured as a replacement for neon and Super Vision’s EndGlow® cable is manufactured for conventional downlighting and underwater/hazardous area lighting. Super Vision is owned in part by Cooper Industries (NYSE: CBE) and Hayward Industries, major manufacturers of lighting and pool products respectively. For more information, please visit the Super Vision web site at www.svision.com.

###

This press release contains forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Super Vision’s filings under the Securities Exchange Act of 1934 for factors that could cause actual results to differ materially. Super Vision undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Super Vision International, Inc.

Condensed Consolidated Statements of Operations—unaudited

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenues	$2,931,830	$3,005,268	$7,918,309	$9,296,470

Cost and Expenses:
Cost of sales	1,508,208	1,846,926	4,512,108	5,709,718
Selling, general and administrative	1,069,363	1,286,191	3,148,747	3,764,755
Research and development	88,401	125,345	304,698	357,249

Total costs and expenses	2,665,972	3,258,462	7,965,553	9,831,722

Operating Income (Loss)	265,858	(253,194)	(47,244)	(535,252)

Non-Operating Income (Expense):
Interest income	7,197	5,913	22,212	49,642
Interest expense	(101,137)	(104,637)	(306,873)	(317,339)
Gain on investments	—	6,932	—	8,286
Gain (Loss) on disposal of property and equipment	(12,967)	700	(2,621)	(6,014)
Other income (expense)	47,487	44,406	214,544	104,332

Total non-operating expense (net)	(59,420)	(46,686)	(72,738)	(161,093)

Net Income (Loss)	$206,438	$(299,880)	$(119,982)	$(696,345)

Net Income (Loss) Per Common Share:
Basic and diluted	$0.08	$(0.12)	$(0.05)	$(0.27)

Weighted average shares outstanding:
Basic	2,540,578	2,540,244	2,540,426	2,548,858

Diluted	2,556,486	2,540,244	2,540,426	2,548,858

Selected Consolidated Balance Sheet Data—unaudited

	September 30, 2003	June 30, 2003
Cash and investments	$2,101,264	$1,592,231
Current assets	$5,996,319	$5,699,979
Total assets	$9,745,077	$9,569,454
Current liabilities	$1,256,947	$1,252,370
Total liabilities	$4,000,384	$4,033,374
Total shareholders’ equity	$5,744,693	$5,536,080
Total liabilities and shareholders’ equity	$9,745,077	$9,569,454